Exhibit 99.1

BLUE COAT SYSTEMS RECEIVES NASDAQ NOTIFICATION RELATED TO

LATE FILING OF FORM 10-K FOR FISCAL 2006 AND ALSO ANNOUNCES INFORMAL SEC INQUIRY

SUNNYVALE, Calif., August 3, 2006 – Blue Coat® Systems, Inc. (Nasdaq: BCSI) today announced that on August 1, 2006 it received a notice from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not timely filed its Report on Form 10-K for the fiscal year ended April 30, 2006. As a result of the filing delay, Nasdaq will broadcast an indicator over its market data dissemination network noting the Company’s non-compliance on or about August 3, 2006. The presence of an indicator does not constitute a trading halt or delisting.

As disclosed in the Company’s press release issued on July 14, 2006, the Company has delayed the filing of its Form 10-K for the fiscal year ended April 30, 2006 because a committee of independent directors is conducting a review of the Company’s historical practices in granting stock options to members of senior management and employees of the Company. The Company is working diligently to complete its review and to file its Form 10-K for the fiscal year ended April 30, 2006.

Blue Coat intends to request a hearing before a Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq National Market. The Company’s securities will remain listed on the Nasdaq National Market pending a decision by the Nasdaq Listing Qualifications Panel.

In addition, the Company has been informed by the U.S. Securities and Exchange Commission that it is conducting an informal inquiry into the Company’s practices in granting stock options. The Company is cooperating with this inquiry.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 25,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery market. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: Statements in this press release about Blue Coat’s intentions to request a hearing before a Nasdaq listing qualifications panel, its listing status on the Nasdaq National Market, and its financial statements for prior periods, and the possible conclusions or determinations to be made by the Board of Directors or the independent committee are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the inability of the Company to obtain a sufficient extension from Nasdaq to file its Form 10-K to avoid delisting; the Company’s inability to comply with requirements imposed by Nasdaq for continued listing; additional information or actions resulting from the continued review by the Company’s independent committee; the review and audit by the Company’s independent auditor of the Company’s fiscal 2006 financial statements; as well as other risks more fully described in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2006.

Media Contact:	Steve Schick	Investor Contact:	Carla Chun
	Blue Coat Systems		Blue Coat Systems
	steve.schick@bluecoat.com		carla.chun@bluecoat.com
	408-220-2076		408-220-2318